EXHIBIT 10.5

ESCROW AGREEMENT
This Escrow Agreement (this “Agreement”) is made and entered into as of this __ day of ________, 2014 by and among Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), Griffin Capital Securities, Inc., a California corporation (the “Dealer Manager”), and UMB Bank, N.A., as Escrow Agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).
RECITALS
WHEREAS, the Company proposes to offer and sell shares of its common stock (the “Shares”), on a best efforts basis, for at least $2.0 million and up to $2.0 billion of gross offering proceeds (excluding shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of $10.00 per share for shares of Class A common stock and $9.4241 per share for shares of Class C common stock (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-194280) as amended from time to time (the “Offering Document”);
WHEREAS, Griffin Capital Essential Asset Advisor II, LLC, a Delaware limited liability company (the “Advisor”), will externally manage and advise the Company;
WHEREAS, the Dealer Manager will act as dealer manager for the Offering;
WHEREAS, the Company is entering into this Agreement to set forth the terms on which the Escrow Agent will, except as otherwise provided herein, hold and disburse the proceeds from subscriptions for the purchase of the Shares in the Offering, which will be until such time as the Company has received subscriptions for Shares resulting in total minimum capital raised of at least $2.0 million, including subscriptions from the Company’s directors, officers and other persons and entities affiliated with the Company or the Advisor (the “Required Capital”);
WHEREAS, deposits received from residents of the State of Pennsylvania (the “Pennsylvania Subscribers”) will remain in the Escrow Account (as defined below), until the conditions of Section 3 have been met;
WHEREAS, the Company desires that the Escrow Agent act as escrow agent to the Escrow Account (as defined below), and the Escrow Agent is willing to act in such capacity; and
WHEREAS, the Escrow Agent has engaged DST Systems, Inc. (the “Transfer Agent”) to examine for “good order” subscriptions and to act as record keeper, maintaining on behalf of the Escrow Agent the ownership records for the Escrow Account. In so acting, the Transfer Agent shall be acting solely in the capacity of agent for the Escrow Agent and not in any capacity on behalf of the Company or the Dealer Manager.
AGREEMENT
NOW, THEREFORE, the Company, the Dealer Manager and the Escrow Agent agree to the terms of this Agreement as follows:
1.     Appointment and Commencement of Duties. The Company hereby appoints the Escrow Agent for purposes of holding the proceeds from the subscriptions for Shares on the terms and conditions set forth herein (the “Escrowed Funds”). This Agreement will be effective as of the date on which the Offering Document becomes effective with the Securities and Exchange Commission (the “Effective Dateˮ). Except as otherwise set forth herein for the Pennsylvania Subscribers, the “Escrow Period” shall commence upon the Effective Date and shall continue until the earlier of (i) the date upon which the Escrow Agent receives confirmation from the Company that the Company has raised the Required Capital, (ii) the termination of the Offering by the Company prior to the receipt of the Required Capital, or (iii) the close of business on the date (the “Threshold Date”) that is one year from the Effective Date the Offering Document becomes effective with the Securities and Exchange Commission. As soon as practicable after the Effective Date, the Company shall establish an interest-bearing escrow account with the Escrow Agent, which shall be entitled “ESCROW ACCOUNT FOR THE BENEFIT OF SUBSCRIBERS FOR COMMON STOCK OF GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.” (the “Escrow Account”).
2.     Operation of the Escrow Account.
(a)     Deposits in the Escrow Account.
(1)    During the Escrow Period, persons subscribing to purchase the Shares (the “Subscribers”) will be instructed by the Dealer Manager or any soliciting broker dealers or registered investment advisors to remit the purchase price in the form of checks, drafts, wires, or money orders (hereinafter “instruments of payment”) payable to the order of “UMB Bank, N.A., Escrow Agent for Griffin Capital Essential Asset REIT II, Inc.,” or a recognizable contraction or abbreviation thereof. Completed subscription agreements and instruments of payment for the purchase price for Shares shall be remitted by the broker dealers or registered investment advisors, as applicable, on behalf of the Subscribers to the address designated on the subscription agreement for the receipt of such agreements and instruments of payment (the “Designated Address”) by noon of the next business day following receipt of any such instruments of payment or, if final internal supervisory review is conducted at a different location, promptly the next business day following receipt of any such instruments of payment by the office conducting final internal supervisory review. After subscriptions are received resulting in total minimum capital raised equal to the Required Capital and such funds are disbursed from the Escrow Account in accordance with Section 2(b)(1)(A) hereof, subscriptions may continue to be so submitted unless otherwise instructed by the Dealer Manager or the Company; provided that subscriptions received from Pennsylvania Subscribers shall continue to be so submitted until the conditions of Section 3 have been met. Any checks, drafts or money orders received made payable to a party other than the Escrow Agent (or after the Required Capital is received, made payable to a party other than the party designated by the Dealer Manager or the Company) shall be returned to the soliciting dealer or other applicable party who submitted the check, draft or money order. All instruments of payment from each such Subscriber shall, except as otherwise specified herein, be deposited into the Escrow Account by the end of the business day on which such instruments of payment are received at the Designated Address (after the Required Capital is received, a new account may be established in the name of the Company).
(2)    Not later than ten (10) business days prior to any required disbursement of interest by the Escrow Agent to any Subscriber pursuant to Section 2(b)(4) hereof or other applicable provision herein, the Dealer Manager or the Company will provide or cause to be provided to the Escrow Agent, an executed IRS Form W-9 (which may be a Substitute Form W-9 as contained in the subscription agreement provided such Substitute Form W-9 is in conformity with all applicable Internal Revenue Service rules, regulations and guidelines) (“Form W-9”), the calculation of the number of Shares intended to be purchased, and purchase price remitted or other documentation containing such information sufficient to identify the respective Subscriber. The Escrow Agent shall not be obligated to use any efforts to obtain such information from the Subscriber, the Company or the Dealer Manager. If such information regarding a Subscriber is not provided to the Escrow Agent in a timely manner after the Escrow Agent’s receipt of the purchase price from such Subscriber, the Company or the Dealer Manager shall cooperate with the Escrow Agent to return such funds to the soliciting dealer or other applicable party who submitted the funds, unless such information for a Subscriber is provided prior to the actual return of such funds by the Escrow Agent, and no interest otherwise payable shall be due or payable with respect to such funds under Section 2(b)(4) hereof. The Escrow Account will be established and maintained in such a way as to permit the interest income calculations described in Section 2(b)(4) hereof.
(3)    All monies received from Subscribers for the payment of Shares shall, except as otherwise specified herein, be promptly deposited in the Escrow Account by the end of the business day on which such instruments of payment are received at the Designated Address. The Transfer Agent will maintain a written account of each sale, which account shall set forth, among other things, the following information: (A) the Subscriber’s name and address, (B) the number and class of Shares intended to be purchased by the Subscriber, and (C) the amount paid by the Subscriber for the Shares. During the Escrow Period, neither the Company nor the Transfer Agent will be entitled to any principal funds received into the Escrow Account.
(4)    The Escrow Agent agrees to promptly process for collection the instruments of payment upon deposit into the Escrow Account. Deposits shall be held in the Escrow Account until such funds are disbursed in accordance with Sections 2(b)(1)(A)-(B) hereof, and Section 3 hereof, as applicable. Prior to disbursement of the funds deposited in the Escrow Account, such funds shall not be subject to claims by creditors of the Company or the Dealer Manager or any of their affiliates. If any of the instruments of payment are returned to the Escrow Agent for nonpayment prior to receipt of the Required Capital (or the Pennsylvania Required Capital, as applicable, and as defined below), the Escrow Agent shall promptly notify the Dealer Manager, the Company and the Transfer Agent in writing by mail, email or facsimile of such nonpayment, and is authorized to debit the Escrow Account in the amount of such returned payment.
(5)    The Company hereby directs the Escrow Agent to provide the Transfer Agent with all electronic files and information needed by the Transfer Agent to perform its duties as record keeper under the agency agreement between the Transfer Agent and the Company.
(b)     Distribution of the Escrowed Funds.
(1)    Subject to the provisions of Sections 2(b)(2)-(4) below:
(A)    Once the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, the Escrow Agent shall promptly notify the Company and, upon receiving written instructions and certification of approval by the Company that the collected funds in the Escrow Account are an amount equal to or greater than the Required Capital, disburse to the Company, by check or wire transfer, the funds in the Escrow Account representing the gross purchase price for the Shares (other than any funds received from Pennsylvania Subscribers which cannot be released until the conditions of Section 3 have been met), together with any interest thereon. For purposes of this Agreement, the term “collected funds” shall mean all funds received by the Escrow Agent that have cleared normal banking channels and are in the form of cash or a cash equivalent. After the satisfaction of the aforementioned provisions of this Section 2(b)(1)(A), in the event the Company receives subscriptions made payable to the Escrow Agent, subscription proceeds may continue to be received in this account generally, but such proceeds (other than any funds received from Pennsylvania Subscribers) are not subject to this Agreement and at the instruction of the Company to the Escrow Agent shall be transferred from the Escrow Account or deposited directly into, as the case may be, a commercial deposit account in the name of the Company with the Transfer Agent (the “Deposit Account”) that has been previously established by the Company, unless otherwise directed by the Company. The Company hereby covenants and agrees that it shall do all things necessary in order to establish the Deposit Account prior to its use. No provisions of this Agreement shall apply to the Deposit Account.
(B)    In order to induce the Escrow Agent to deposit into the Deposit Account any instruments for payment payable to the Escrow Agent, the Company warrants and represents that any subscription agreement or other disclosure provided to a subscriber of Shares shall specify that, notwithstanding such instruments for payment naming the Escrow Agent as payee thereon, it shall not be maintained in an escrow account with the Escrow Agent after the Required Capital (or Pennsylvania Required Capital, as applicable, and as defined below) has been achieved.
(2)     Within four (4) business days prior to the Threshold Date, the Escrow Agent shall promptly notify the Company if collected funds in the Escrow Account are not an amount equal to or greater than the Required Capital. The Company agrees that it will provide, or cause to be provided, to the Escrow Agent an executed Form W‑9 for each Subscriber by the end of the ninth (9th) day following the date of such notice if interest will be payable to any such Subscribers. On the tenth (10th) day following the date of such notice, the Escrow Agent shall promptly return directly to each Subscriber the collected funds deposited in the Escrow Account on behalf of such Subscriber, or shall return the instruments of payment delivered, but not yet processed for collection prior to such time, in each case, together with interest in the amounts calculated pursuant to Section 2(b)(4) for each Subscriber at the address provided by the Dealer Manager or the Company.
However, the Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected.
(3)    If the Company rejects any subscription for which the Escrow Agent has collected funds, the Escrow Agent shall, upon the written request of the Company, promptly issue a refund to the rejected Subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber’s check for collection, the Escrow Agent shall promptly return the funds in the amount of the Subscriber’s check to the rejected Subscriber after such funds have been collected. If the Escrow Agent has not yet submitted a rejected Subscriber’s check for collection, the Escrow Agent shall promptly remit the Subscriber’s check directly to the Subscriber.
(4)    If the Company determines that interest will be payable to Subscribers as provided in Section 2(b)(2), Section 3, or Section 6 hereof, the Company agrees that it will inquire of the Escrow Agent whether the Escrow Agent is in possession of all Subscribers’ executed Forms W-9 or such Subscribers’ federal tax identification numbers provided by the Company, and agrees that it will not accept subscriptions of any Subscriber for which the Escrow Agent is not in possession of an executed Form W-9 provided by the Company, provided that the Escrow Agent has so informed the Company. The Escrow Agent shall not be required to remit any payments until funds represented by such payments have been collected by the Escrow Agent. The Escrow Agent shall issue checks for interest earned on subscription proceeds and IRS Forms 1099 relating thereto to Subscribers. If an investor fails to remit an executed Form W-9 to the Escrow Agent prior to the date the Escrow Agent returns such funds, the Escrow Agent shall withhold 30% of the earnings attributable to such investor’s funds, in accordance with United States Treasury regulations.

3.	Distribution of the Escrowed Funds from Pennsylvania Subscribers.
(a)    Notwithstanding anything to the contrary herein, disbursements of funds contributed by Pennsylvania Subscribers may only be distributed in compliance with the provisions of this Section 3. Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 2 or Section 3 hereof, the Escrow Agent will continue to place deposits from the Pennsylvania Subscribers into the Escrow Account until such time as the Company notifies the Escrow Agent in writing that total subscriptions (including amounts in the Escrow Account previously disbursed as directed by the Company and the amounts then held in the Escrow Account) equal or exceed $100 million (the “Pennsylvania Required Capital”), whereupon the Escrow Agent shall disburse to the Company, at the Company’s request, the principal amount of the funds from the Pennsylvania Subscribers received by the Escrow Agent for accepted subscriptions and any interest earned on such Pennsylvania Subscribers’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse to the Company those funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company of such rejection or rescission. Following such disbursements, in the event the Company receives subscriptions from Pennsylvania Subscribers made payable to the Escrow Agent, such subscription proceeds are not subject to this Agreement and shall be deposited into the Escrow Account or, at the instruction of the Company to the Escrow Agent, shall be transferred from the Escrow Account to, or deposited directly into, as the case may be, the Deposit Account.

(b)    If the Company has not received total subscriptions of at least the Pennsylvania Required Capital within 120 days of the date the Company first receives a subscription from a Pennsylvania Subscriber (the “Initial Escrow Period”), the Company shall notify each Pennsylvania Subscriber by certified mail or any other means (whereby receipt of delivery is obtained) of the right of Pennsylvania Subscribers to have their investment returned to them. If, pursuant to such notice, a Pennsylvania Subscriber requests the return of his or her subscription funds within ten (10) days after receipt of the notification (the “Request Period”), the Escrow Agent shall promptly refund, without interest and without deduction, directly to each Pennsylvania Subscriber the funds deposited in the Escrow Account on behalf of the Pennsylvania Subscriber.
(c)     The funds of Pennsylvania Subscribers who do not request the return of their funds within the Request Period shall remain in the Escrow Account for successive 120-day escrow periods (each a “Successive Escrow Period”), each commencing automatically upon the termination of the prior Successive Escrow Period, and the Company and Escrow Agent shall follow the notification and payment procedure set forth in Section 3(b) above with respect to the Initial Escrow Period for each Successive Escrow Period, except that a pro rata share of any interest earned on funds deposited during each Successive Escrow Period shall be paid to each Pennsylvania Subscriber as well, until the occurrence of the earliest of (i) the termination of the offering by the Company prior to the receipt of the Pennsylvania Required Capital, (ii) the receipt and acceptance by the Company of total subscriptions that equal or exceed the Pennsylvania Required Capital and the disbursement of the Escrow Account on the terms specified in this Section 3, or (iii) all funds held in the Escrow Account for Pennsylvania Subscribers have been returned to the Pennsylvania Subscribers in accordance with the provisions hereof.
(d)     If the Company has not received total subscriptions of at least the Pennsylvania Required Capital within 365 days after the Threshold Date, all funds in the Escrow Account for Pennsylvania Subscribers will be promptly returned in full to such Pennsylvania Subscribers, together with their pro rata share of any interest earned thereon after the Initial Escrow Period pursuant to instructions made by the Company, upon which the Escrow Agent may conclusively rely.
4.    Escrowed Funds. Prior to the disbursement of funds deposited in the Escrow Account in accordance with the provisions of Section 2(b) and Section 3 hereof, the Escrow Agent shall invest all of the funds deposited as well as earnings and interest derived therefrom in UMB Bank Money Market Special, an interest-bearing bank money market account permitted under Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. The Escrow Agent shall not invest funds deposited or any earnings or interest derived therefrom in any other investment without the prior written direction or approval from the Company.
Income, if any, resulting from the investment of the Escrowed Funds shall be retained by the Escrow Agent, and shall be distributed according to this Agreement.
5.     Interest Payable to Subscribers. If the Offering terminates prior to receipt of the Required Capital or one or more Pennsylvania Subscribers elects to have his or her subscription returned in accordance with Section 3, interest income earned on subscription proceeds (the “Escrow Income”) deposited in the Escrow Account shall be allocated among Subscribers on a pro rata basis and without any deductions for any fees or expenses. The Escrow Agent shall remit the Escrow Income in accordance with Section 2(b)(4). If the Company chooses to leave the Escrow Account open after receiving the Required Capital, then it shall make regular acceptances of subscriptions therein, but no less frequently than monthly, and the Escrow Income from the last such acceptance shall be calculated and remitted to the Subscribers or the Company, as applicable, pursuant to the provisions of Section 2(b)(4).
6.    Reporting by Escrow Agent. The Escrow Agent shall report to the Company up to daily but at least weekly as instructed by the Company or the Dealer Manager on the account balance in the Escrow Account and the activity in such account since the last report.
7.    Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent is not a party to, or bound by, any other agreement among the other parties hereto, and the Escrow Agent’s duties shall be determined solely by reference to this Agreement. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. Except as provided in Section 2(a)(1) hereof regarding ensuring that certain funds are separately accounted for on the records of the Transfer Agent, the Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.
8.     Liability of the Escrow Agent; Indemnification. The Escrow Agent acts hereunder as a depository only. The Escrow Agent is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Agreement or with respect to the form of execution of the same. The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be held liable for any error in judgment made in good faith by an officer or employee of the Escrow Agent unless it shall be proved that the Escrow Agent was grossly negligent or reckless in ascertaining the pertinent facts or acted intentionally in bad faith. The Escrow Agent shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.
The Escrow Agent may consult legal counsel and shall exercise reasonable care in the selection of such counsel, in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the reasonable opinion or instructions of such counsel.
The Escrow Agent shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Company, for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.
In the event that the Escrow Agent shall become involved in any arbitration or litigation relating to the Escrowed Funds, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.
The Company hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred in connection herewith without gross negligence, recklessness or willful misconduct on the part of the Escrow Agent, including without limitation legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including without limitation the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Escrow Agent shall be under no obligation to institute or defend any action, suit, or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its own gross negligence, recklessness or willful misconduct. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Escrow Agent.
9.     The Escrow Agent’s Fee. The Escrow Agent shall be entitled to fees and expenses for its regular services as Escrow Agent as set forth in Exhibit A. Additionally, the Escrow Agent is entitled to reasonable fees for extraordinary services and reimbursement of any reasonable out of pocket and extraordinary costs and expenses related to its obligations as Escrow Agent under this Agreement, including, but not limited to, reasonable attorneys’ fees. All of the Escrow Agent’s compensation, costs and expenses shall be paid by the Company.

10.     Security Interests. No party to this Agreement shall grant a security interest in any monies or other property deposited with the Escrow Agent under this Agreement, or otherwise create a lien, encumbrance or other claim against such monies or borrow against the same.
11.     Dispute. In the event of any disagreement between the undersigned or the person or persons named in the instructions contained in this Agreement, or any other person, resulting in adverse claims and demands being made in connection with or for any papers, money or property involved herein, or affected hereby, the Escrow Agent shall be entitled to refuse to comply with any demand or claim, as long as such disagreement shall continue, and in so refusing to make any delivery or other disposition of any money, papers or property involved or affected hereby, the Escrow Agent shall not be or become liable to the undersigned or to any person named in such instructions for its refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to refuse and refrain to act until:
(a)    the rights of the adverse claimants shall have been fully and finally adjudicated in a court assuming and having jurisdiction of the parties and money, papers and property involved herein or affected hereby, or
(b)    all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing, signed by all the interested parties.
12.     Resignation of Escrow Agent. The Escrow Agent may resign or be removed, at any time, for any reason, by written notice of its resignation or removal to the proper parties at their respective addresses as set forth herein, at least 60 days before the date specified for such resignation or removal to take effect. Upon the effective date of such resignation or removal:
(a)     all cash and other payments and all other property then held by the Escrow Agent hereunder shall be delivered by it to such successor escrow agent as may be designated in writing by the Company, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;
(b)    if no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all property then held by it and to deliver the same to a person designated in writing by the Company or in accordance with the directions of a final order or judgment of a court of competent jurisdiction; and
(c)     further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor agent and the Escrow Agent may pay into court all monies and property deposited with the Escrow Agent under this Agreement.
13.     Notices. All notices, demands and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given, upon receipt, if (a) personally delivered, (b) sent by telecopy and confirmed by phone or (c) mailed by registered or certified mail, with return receipt requested, delivered as follows:

(1) If to the Company:	Griffin Capital Essential Asset REIT II, Inc.
Attention: Joseph E. Miller
Griffin Capital Plaza 1520 Grand Avenue El Segundo, CA 90245
Telephone: (310) 469-6100 Facsimile: (310) 606-5910

(2) If to the Escrow Agent:	UMB Bank, N.A. Attention: Lara L. Stevens, Corporate Trust
1010 Grand Blvd., 4th Floor
Mail Stop: 1020409
Kansas City, MO 64106
Telephone: (816) 860-3017
Facsimile: (816) 860-3029

(3) If to Dealer Manager:	Griffin Capital Securities, Inc. Attention: Charles Huang
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Telephone: (949) 270-9300
Facsimile: (949) 474-0428
14.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law.
15.     Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties hereto.
16.     Modification. This Agreement may be amended, modified or terminated at any time by a writing executed by the Company, the Dealer Manager and the Escrow Agent.
17.     Assignability. This Agreement shall not be assigned by the Escrow Agent without the Company’s prior written consent. Each of the Company and the Dealer Manager may assign this Agreement without the Escrow Agent’s consent.
18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.
19.     Headings. The section headings contained in this Agreement are inserted for convenience only, and shall not affect, in any way, the meaning or interpretation of this Agreement.
20.     Severability. This Agreement constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
21.     Earnings Allocation; Tax Matters; Patriot Act Compliance. The Escrow Agent shall be responsible for all tax reporting under this Agreement. The Company shall provide to the Escrow Agent upon the execution of this Agreement any documentation requested and any information reasonably requested by the Escrow Agent to comply with the USA Patriot Act of 2001, as amended from time to time.
22.     Sarbanes-Oxley. The Escrow Agent will reasonably cooperate with the Company in fulfilling any of the Company’s obligations under the Sarbanes-Oxley Act of 2002, as such obligations relate to the provision of services under this Agreement, including assistance as to the documentation and auditing of the Escrow Agent’s procedures.
23.    Miscellaneous. This Agreement shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this Agreement and it shall be deemed their joint work product, and each and every provision of this Agreement shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.
24.     Termination of the Agreement. This Agreement, except for Section 9 and Section 13 hereof, which shall continue in effect, shall terminate upon written notice from the Company to the Escrow Agent.

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date and year first above written.

COMPANY:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:
Name:	Joseph E. Miller
Title:	Chief Financial Officer

DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, INC.

By:
Name:	Charles Huang
Title:	Chief Operating Officer and Chief Compliance Officer

ESCROW AGENT:

UMB BANK, N.A.

By:
Name:	Lara L. Stevens
Title:	Vice President